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Exhibit 11.2

           HOME HEALTH CORPORATION OF AMERICA, INC. AND SUBSIDIARIES

                Computation of Fully-diluted Earnings Per Share for each of the three years in the period ended June 30, 1996

     The following calculation is submitted in accordance with the Securities Act of 1934 although not required by Opinion No. 15 of the Accounting Principles Board as it results in dilution of less than 3%, or is anti-dilutive:

                                                 1994 (1)       1994         1995       1996 (2)       1996
                                                ----------   ----------   ----------   ----------   ----------
Net income                                      $  717,525   $  927,899   $1,389,498   $3,387,510   $2,226,813

Write-off of discount on preferred stock                 -            -            -      786,739      786,739

Dividends on preferred stock                        56,400       56,400       63,600       50,420       50,420
                                                ----------   ----------   ----------   ----------   ----------
Net income available to common
   stockholders                                 $  661,125   $  871,499   $1,325,898   $2,550,351   $1,389,654
                                                ==========   ==========   ==========   ==========   ==========
Weighted average number of maximum
   shares outstanding during year                3,193,724    3,193,724    3,266,727    6,349,644    6,349,644

Weighted average number of maximum
   shares subject to exercise under
   outstanding stock options and warrants          222,702      222,702      266,130      225,230      225,230

Less treasury shares assumed repurchased
   from assumed exercise of
   outstanding options and warrants               (39,194)     (39,194)     (42,109)    (101,330)    (101,330)
                                                ----------   ----------   ----------   ----------   ----------
Weighted average number of common and
   common equivalent shares outstanding
   after assumed exercise of stock options
   and warrants                                  3,377,232    3,377,232    3,490,748    6,473,544    6,473,544
                                                ==========   ==========   ==========   ==========   ==========
Net income per share                                  $.20         $.26         $.38        $0.39        $0.21
                                                ==========   ==========   ==========   ==========   ==========
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(1) Reflects net income and net income per share before cumulative effect of change in accounting principle.

(2) Reflects net income and net income per share before extraordinary loss on early extinguishment of indebtedness.